Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared to give effect to L-1 Identity Solutions, Inc.’s (“L-1”) consummation of the acquisition of Bioscrypt Inc., (“Bioscrypt”) as if it had occurred on December 31, 2007 for purposes of the pro forma condensed consolidated balance sheet, and January 1, 2007 for purposes of the pro forma condensed consolidated statement of operations.

The historical financial data for L-1 and Bioscrypt have been derived from their respective audited financial statements as of the dates and for the periods indicated. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with L-1’s audited consolidated financial statements as of and for the three years ended December 31, 2007 included in L-1’s Annual Report on Form 10-K for the year ended December 31, 2007 and Bioscrypt’s audited consolidated financial statements as of and for the three years ended December 31, 2007 included in this Current Report on Form 8-K/A.

The unaudited pro forma information is based on preliminary estimates and assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial statements and does not reflect cost savings and operating synergies that may have been realized had the acquisition been consummated on the dates indicated or that may be realized in the future, or the costs required to achieve these cost savings and operating synergies.

The pro forma adjustments are based on a preliminary allocation of the cost of the acquisition and L-1 management’s estimates. The final allocation will be based on the final analyses of the fair value of, among other items, identifiable intangible assets, goodwill, inventories, property and equipment, deferred revenue, income taxes and exit costs. The allocations will be finalized after the data necessary to complete the valuations and other analyses of the fair value of acquired assets and liabilities are obtained and evaluated. Differences between preliminary and final allocations could have a material impact on the pro forma results of operations.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations that could have resulted from the acquisition had the acquisition been consummated on the dates indicated, or the results of operations or financial position that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007
(in thousands, except per share data)

		L-1 Identity Solutions, Inc. As Reported	Bioscrypt Inc. As Reported	Pro Forma Adjustments (Notes 1, 3, 4 and 5)	Pro Forma Combined
Assets
	Current assets:
	Cash and cash equivalents	$ 8,203	$ 2,594	$ --	$ 10,797
	Accounts receivable, net	90,210	3,693	--	93,903
	Inventory	21,534	1,363	--	22,897
	Deferred tax asset	13,253	--	--	13,253
	Other current assets	3,890	3,897	(3,388)	4,399

	Total current assets	137,090	11,547	(3,388)	145,249

	Property and equipment, net	23,451	1,025	--	24,476
	Goodwill	1,054,270	6,979	14,900	1,076,149
	Intangible assets, net	184,237	9,879	2,478	196,594
	Deferred tax asset	37,293	--	--	37,293
	Other assets, net	9,304	4,765	(4,765)	9,304
	Total assets	$1,445,645	$ 34,195	$ 9,225	$1,489,065

Liabilities and shareholders' equity

	Current liabilities:
	Accounts payable and accrued expenses	$ 81,549	$ 4,063	$ 1,466	$ 87,078
	Current portion of deferred revenue	12,279	8,081	(7,191)	13,169
	Other current liabilities	2,393	57	--	2,450
	Total current liabilities	96,221	12,201	(5,725)	102,697
	Deferred revenue, net of current portion	4,671	11,173	(10,089)	5,755
	Long-term debt	259,000	-	--	259,000
	Other liabilities	1,036	110	--	1,146
	Total liabilities	360,928	23,484	(15,814)	368,598
	Shareholders' equity	1,084,717	10,711	25,039	1,120,467
	Total liabilities and shareholders' equity	$1,445,645	$ 34,195	$ 9,225	$1,489,065

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(in thousands, except per share data)

	L-1 Identity Solutions, Inc. As Reported	Bioscrypt Inc. As Reported	Pro Forma Adjustment (Notes 1, 3 and 6)	Pro Forma Combined
Revenues	$ 389,507	$ 17,226	$ --	$ 406,733
Cost of revenues	268,431	13,009	(2,656)	278,784

Gross profit	121,076	4,217	2,656	127,949

Total operating expenses	115,999	18,725	51	134,775

Operating income (loss)	5,077	(14,508)	2,605	(6,826)

Interest and other expenses, net	11,412	169	--	11,581

Loss before income taxes	(6,335)	(14,677)	2,605	(18,407)
Benefit for income taxes	(24,001)	--	--	(24,001)

Net income (loss)	$ 17,666	$ (14,677)	$ 2,605	$ 5,594

Basic income per share	$ 0.25			$ 0.08
Diluted income per share	$ 0.24			$ 0.07

Weighted average basic common shares outstanding	71,663	2,517		74,180

Weighted average diluted common shares outstanding	72,385	2,517		74,902

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 1.

On March 5, 2008, L- 1 Identity Solutions, Inc. (the “Company”) acquired Bioscrypt Inc. (‘‘Bioscrypt’’), a provider of enterprise access control solutions headquartered in Markham, Canada. Under the terms of the definitive agreement, the Company issued approximately 2.5 million shares.  The number of shares issued in payment of the purchase price for the Bioscrypt shares was based on the average closing price of the Company's shares on the New York Stock Exchange for the 20 trading days ending five trading days prior to the closing date of the acquisition, limited to a maximum of 2.6 million shares. The shares issued were valued at $34.1 million in accordance with EITF 99-12. Certain shareholders of Bioscrypt have exercised their dissenting shareholder rights under Canadian law and will receive cash. In addition, the Company assumed all Bioscrypt stock options outstanding at the consummation date of the acquisition (approximately 252,656 options).

The aggregate purchase price of Bioscrypt was approximately $37.2 million, including an aggregate $1.5 million of estimated liabilities to dissenting shareholders and direct acquisition costs, and stock options valued at $1.6 million, net of assumed unvested stock options valued at $0.3 million. The Company acquired Bioscrypt for its leadership position in biometric physical access control, its global customer base, its offerings that complement the Company’s existing offerings and expected cost and revenue synergies.

NOTE 2.

Pro forma weighted average shares of L-1 for the year ended December 31, 2007 include reported weighted average basic and diluted shares outstanding adjusted for 2.5 million shares issued to Bioscrypt shareholders at the closing of the transaction.

NOTE 3.

Had the transaction been consummated on December 31, 2007, the preliminary excess of the acquisition cost over the fair values of the net assets acquired would have approximated $21.9 million. Accordingly the balance sheet reflects a pro forma adjustment to increase goodwill by $14.9 million, net of the elimination of Bioscrypt’s historical goodwill of $7.0 million. Subsequent to December 31, 2007, but prior to the acquisition date, Bioscrypt incurred additional losses, restructuring charges and acquisition related transaction costs which resulted in reduced net assets acquired and increased goodwill.

The preliminary allocation reflects identifiable intangible assets preliminarily valued at $12.4 million and relates primarily to customer relationships (approximately $8.8 million), trade names (approximately $2.1 million) and technology (approximately $1.5 million), amortized over 17, 5 and 4 years, respectively. The pro forma statement of operations reflects a reduction of amortization expense of $2.7 million, reflecting the elimination of historical amortization expense of $3.9 million (which includes in process research and development costs capitalized under Canadian GAAP) net of pro forma amortization of acquired intangible assets of $1.2 million included in cost of revenues. The pro forma balance sheet reflects a pro forma adjustment to increase intangible assets by $2.5 million, net of the elimination of historical intangible assets of $9.9 million

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(which includes unamortized in process research and development costs of $0.8 million capitalized under Canadian GAAP).

Deferred revenue has been adjusted to reflect a preliminary estimate of fair value of performance obligations for post contract support. Accordingly, the pro forma balance sheet reflects a reduction representing current and long-term deferred revenues and current and long-term deferred costs of $17.3 million and $8.2 million, respectively related to the product sales for which there is no performance obligation.  No adjustment has been made to reduce pro forma revenues and cost of revenues for the impact of eliminating the balance sheet effect of deferred revenues and costs related to product sales for which there are no performance obligations.  The income statement effect of the related charge and credit to income represents non recurring items that will be reflected in income within twelve months following the acquisition.  The estimated impact of such charge and credit is to reduce revenues and cost of revenues by $6.2 million and $2.9 million, respectively.

Accounts payable and accrued liabilities have been increased by $1.5 million to reflect the pro forma accrual of transaction costs incurred by L-1and the liability to dissenting shareholders.

NOTE 4.

The acquisition will not result in a change of the tax basis of assets and liabilities of Bioscrypt and none of the excess of the purchase price of the tax bases of assets and liabilities is deductible for income tax purposes. Moreover, Bioscrypt cannot be included in the consolidated U.S. income tax returns of L-1 and, on a separate company basis, Bioscrypt has a net operating loss carryforward, and other deferred tax assets of $30.1 million for which it has provided a full valuation allowance. Accordingly, the pro forma adjustments have not been tax-effected. On a pro forma basis, the total deferred tax assets for which a full valuation allowance is provided approximates $25.9 million.

NOTE 5.

Shareholders’ equity has been adjusted to reflect the elimination of Bioscrypt’s historical equity of $10.7 million, the issuance of common stock valued at $34.1 million and the assumption of Bioscrypt’s outstanding stock options valued at of $1.6 million.

NOTE 6.

The pro forma condensed consolidated statement of operations reflects an additional stock-based compensation charge of $51,000 for Bioscrypt to conform Canadian GAAP to US GAAP.

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